Pricing Supplement No. 3 Dated July 29, 1998
(To Prospectus Supplement Dated July 27, 1998   Filed Pursuant to Rule 424(b)(2)
 and Prospectus Dated July 20, 1998)            File No. 333-52725 and 333-35815

                            CASE CREDIT CORPORATION
                  Medium-Term Notes, Series B - Floating Rate

Agent (Principal Amount):   Chase Securities Inc. ($62,500,000)
                            J.P. Morgan Securities Inc. ($31,250,000)
                            BancAmerica Robertson Stephens ($10,416,667)
                            Citicorp Securities, Inc. ($10,416,667)
                            NationsBanc Montgomery Securities LLC ($10,416,666)

Aggregate Principal Amount: $125,000,000
Agent's Discount
 or Commission:             0.35% of Principal Amount
Net Proceeds to Company:    $124,562,500
Original Issue Date:        August 3, 1998
Original Issue Price:       100% of Principal Amount
Initial Interest Rate:      5.875%
Stated Maturity:            August 1, 2001
Cusip Number:               146908AF5

Calculation Agent: The Bank of New York


Interest Rate Basis:   / /  CD Rate                   / /  Commercial Paper Rate
                       / /  Prime Rate                / /  Federal Funds Rate
                       /X/  LIBOR (see below)         / /  Treasury Rate
                       / /  CMT Rate (see below)      / /  Other________________

          If LIBOR, designated LIBOR page:           If CMT Rate, designated CMT
                                                     Telerate Page:
                       / /  LIBOR Reuters             / /7052(/ /weekly or
                       /X/  LIBOR Telerate Page 3750  / /7055/ /monthly average)

Interest Determination Dates:     Two Market Days (as defined in the Prospectus
                                  Supplement) prior to the applicable Interest
                                  Reset Date

Interest Reset Dates:             February 1, May 1, August 1, November 1

Regular Record Dates:          15th Calendar Date Preceding Each Interest
                               Payment Date

Interest Payment Dates:        February 1, May 1, August 1, November 1

Spread (Plus or Minus):        +18.75 basis points

Spread Multiplier:       N/A

Index Maturity:          90 Days

Designated CMT
Maturity Index:          N/A

Maximum Interest Rate:   N/A

Minimum Interest Rate:   N/A

Redemption:

     /X/  The Notes may not be redeemed prior to Stated Maturity.
     / /  The Notes may be redeemed prior to Stated Maturity.

               Redemption Commencement Date:_______________

               Redemption Price:______% of Principal Amount

     The Redemption Price initially shall be __% of the Principal Amount of the Note to be redeemed and shall decline at each anniversary of the Redemption Commencement Date by __% of the Principal Amount to be redeemed until the Redemption Price is 100% of such Principal Amount.

Repayment:

     /X/  The Notes may not be repaid prior to Stated Maturity.
     / / The Notes may be repaid prior to Stated Maturity at the option of the holder of the Note.


               Holder's Optional Repayment Date(s):__________________________

               Holder's Optional Repayment Price:_______% of Principal Amount

Original Issue Discount:

      / / Yes
      /X/  No

     Total Amount of OID:

     Yield to Maturity:

     Initial Accrual Period OID:

     Method Used to Determine Yield for Initial Accrual Period:

          / /  Approximate
          / /  Exact

Amortization:

     /X/  The Notes are not Amortizing Notes.
     / /  The Notes are Amortizing Notes.

                    Amortization Formula:            _________________

                    Amortization Payment Date(s):    _________________

Form of Notes:

     /X/  Book-Entry
     / /  Certificated

Agent's Capacity:  / /  Agent        /X/  Principal


     If as Principal:

          / / The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

          /X/ The Agent proposes to offer the Notes at a fixed initial public offering price of 100% of Principal Amount.

     If as Agent:

               The Notes are being offered at a fixed initial public offering price of ___% of Principal Amount.

Other Provisions:

"N/A" as used herein means "Not Applicable."